EXHIBIT 10(cn)

Master Services Agreement

This Master Services Agreement (“Agreement”) is made effective as of the 30th day of March, 2010 (“Effective Date”) and constitutes the agreement between National Western Life Insurance Company (“National Western” or “NWL”), and Flexible Architecture and Simplified Technology, Inc., a New Jersey corporation (“FAST”) for FAST to perform the services and provide the deliverables described in each Statement of Work executed pursuant to this Agreement.

1.
SERVICES. National Western and FAST will develop and enter into one or more Statements of Work (each a “Statement of Work” or “SOW”) incorporating a description of the services to be provided by FAST pursuant to the terms of this Agreement (the “Services”) and when applicable the deliverables to be provided by FAST in connection with the Services, including without limitation, all Deliverables (as defined in Section 8).  Each Statement of Work will specifically identify this Agreement and indicate that it is subject to the terms hereof and, to the extent applicable, shall set forth the project scope, schedule, compensation, project activities and tasks to be performed and other roles and responsibilities of the parties. Each SOW shall substantially conform to the format of the  Statement of Work template attached hereto as Exhibit A.  To the extent there are any conflicts or inconsistencies between this Agreement and any Statement of Work the provisions of the Statement of Work shall govern and control.

2.
ACCEPTANCE OF DELIVERABLES. As a general practice, each SOW will specify procedures governing acceptance of Deliverables, including specific acceptance criteria and the period of time after delivery for National Western to review and test, as applicable, the Deliverables to determine whether they conform to the applicable specifications set forth in the Statement of Work and to notify FAST accordingly (“Acceptance Period”).  Unless otherwise specified in a SOW:

2.1.	A Deliverable is accepted upon the earlier of (“Acceptance”):

(i)   When NWL provides written notice to FAST of acceptance, or

(ii) As of the end of the Acceptance Period, unless National Western has earlier rejected in accordance with Section 2.3 or accepted the Deliverables.

2.2.	The Acceptance Period for a SOW shall be thirty (30) days after delivery of the Deliverables.

2.3.
National Western may reject all or any part of a Deliverable by providing written notice to FAST specifically identifying the manner in which the Deliverable fails to satisfy the acceptance criteria in the SOW (a “Non-Conformity”).  FAST will have thirty (30) days to correct such Non-Conformity at its own expense and notify National Western when such corrections are complete.  Delivery of written notice that the corrections are complete starts a new Acceptance Period for the Deliverable as corrected.

2.4.	If FAST disputes a notice of rejection, FAST shall promptly notify National Western and invoke the procedures in section 13 for resolution of disputes.

3.
PRICE/TAXES.  FAST’s fees for the Services shall be as set forth in each Statement of Work. National Western shall be responsible for any and all federal, state and local sales, use and equivalent taxes imposed by an applicable taxing authority (“Sales Tax”); provided, however, that each party bears responsibility for paying its own franchise and income taxes.

4.
INVOICES.  The Statement of Work shall specify how invoices will be submitted and paid, including the applicable invoice due dates. Each invoice will specify in detail the supporting data on which such amounts are based.  If NWL has a basis to dispute all or part of an invoice, National Western will provide notice and detail of the basis for the dispute prior to the invoice due date and invoke the procedures in section 13 for resolution of disputes.  NWL shall pay any undisputed portion of an invoice as provided in this Agreement.

Any undisputed invoice remaining unpaid for more than thirty (30) days after the invoice due date shall accrue interest at a rate not to exceed one and one-half percent (1.5%) per month.

5.	EXPENSES. Except as expressly provided in a Statement of Work, National Western shall reimburse FAST for Out-of-Pocket Expenses.

5.1.
“Out-of-Pocket Expenses” shall mean the reasonable out-of-pocket expenses actually incurred and paid by FAST in the performance of the Services or the creation of the Deliverables, including air travel expenses, taxis and rental cars, parking, overnight lodging and meals.

5.2.
FAST must submit to National Western a request for reimbursement of Out-of-Pocket Expenses within sixty (60) days after payment of the expenses by FAST.  NWL will reimburse all undisputed expenses within thirty (30) days after submission.  If NWL disputes an expense, NWL will provide, before the due date for payment of the expense, written notice of the disputed expense and the basis for NWL’s dispute of the expense.  FAST has thirty (30) days after receiving written notice of a disputed expense to commence to invoke the procedures in section 13 for resolution of disputes.

6.
INDEPENDENT CONTRACTOR, SUBCONTRACTORS.  Each party will at all times be an independent contractor, and neither party has the authority to bind or commit the other. Nothing in this Agreement will be deemed or construed to create a joint venture, partnership, fiduciary, or agency relationship between the parties for any purpose.  The parties and their personnel are not and shall not be deemed for any purpose to be employees or agents of the other, nor shall either party or any of its employees, subcontractors or agents be entitled to any benefits offered to the other party’s employees, including but not limited to retirement, insurance or other similar benefits.  FAST may subcontract work under an SOW, but except as otherwise specified in this Agreement FAST’s use of subcontractors shall not affect its responsibilities under this Agreement or the applicable SOW.  FAST shall cause its subcontractors to comply with the terms and conditions of each applicable SOW and shall be responsible for the actions of its subcontractors in connection with applicable SOWs.

7.	WARRANTY.

7.1
FAST warrants and covenants that the Services and Deliverables set forth in a SOW will conform to the requirements of such SOW during the warranty period.  The warranty period, if any, shall be stated in the SOW.   FAST will promptly resolve any breach of the warranty in this Section 7.1 which is discovered within the warranty period at no additional expense to NWL, and such obligation to resolve by FAST is NWL’s sole remedy for breach of the warranty in this Section 7.1.

7.2
FAST warrants that the Services will be performed by skilled, competent and qualified personnel.  NWL’s sole remedies for breach of the warranty in this Section 7.2 are the right to demand replacement of FAST personnel and/or a refund of fees paid because of unskilled, incompetent or unqualified FAST personnel.

7.3
FAST represents and warrants that any computer code and programming that is originally developed by FAST and provided hereunder will not, as of the date of delivery to National Western, contain any undisclosed disabling code (as such term is commonly understood in the industry) or to the best of FAST’s knowledge contain any viruses.

7.4
FAST represents and warrants that the Services and Deliverables (other than third party software and other intellectual property included in the Deliverables with the consent of NWL or provided by National Western) will not infringe any copyright, United States patent, or other intellectual property right of a third party.

7.5
FAST represents and warrants that the performance hereunder by any employee, subcontractor, independent contractor or agent of FAST (“FAST Agents”) and FAST will not violate or breach any agreement with any former employer or other third party.  Provided, however, that FAST shall have an opportunity to avoid a breach of the warranty in this section 7.5 by resolving any such violation or breach within thirty (30) days after receiving notice by NWL.

7.6
FAST represents and warrants that: (i) no intellectual property rights granted or conveyed by FAST herein have been licensed to others on an exclusive basis; (ii) the Deliverables do not include Materials that are owned by a third party; (iii) FAST holds or owns all rights which it purports to assign, license, grant or convey under this Agreement; and (iv) FAST has the right to sublicense any rights which it purports to sublicense under this Agreement.  Upon reasonable request by NWL FAST will provide a copy of documents, if any, evidencing FAST’s ownership rights in or rights to use Materials, including but not limited to a written assignment executed by any independent contractor of FAST.

7.7
Except as expressly set forth in this Section 7 or in a SOW, National Western and FAST disclaim any and all express or implied representations or warranties, including any warranty of merchantability or fitness for a particular purpose or use, non-infringement, interference with enjoyment or otherwise.

8.	INTELLECTUAL PROPERTY.

8.1.	Definitions. As used in this Agreement and any SOW:

(a)           The term “Materials” means work product and other materials, including without limitation, reports, documents, templates, studies, software programs in both source code and object code, specifications, business methods, tools, methodologies, processes, techniques, solution construction aids, analytical frameworks, algorithms, know-how, processes, products, documentation, abstracts and summaries thereof.

(b)           The term “Deliverables” means all Materials provided by FAST to NWL pursuant to a SOW.  For the avoidance of doubt, the term Deliverables also includes any modifications to, or derivative works of, a Deliverable prepared by or for FAST pursuant to sections 2.3 and 7.1 hereunder.

(c)           A “Subsidiary” of a party means any corporation, company or other entity more than fifty percent (50%) of whose outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors or other governing authorities are now or hereafter owned or controlled, directly or indirectly, by such party, but such corporation, company, or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

(d)           An “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a party.  Notwithstanding the foregoing, no governmental entity shall be considered an Affiliate of a Party  For purposes of this Section “control” (including the terms “controlled by” and “under common control with”) means, at any time, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, through the ownership of greater than fifty percent (50%) of the voting securities of such Person.

(e)           A “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(f)           Unless expressly agreed otherwise in a SOW, the term “NWL Materials” means Materials developed by or acquired by NWL outside the scope of Services under a SOW, including (i) Materials owned, acquired or developed by NWL prior to commencement of FAST’s performance of the relevant Services under a SOW, and (ii) Materials acquired or developed by NWL after completion of FAST’s performance of the relevant Services under a SOW.  The term “NWL Materials” does not include any NWL Derivation, as defined in subsection (g) below.

(g)           The term “NWL Derivation” refers to any derivative work of a Deliverable that is (i) acquired or prepared by NWL (ii) during the term of this Agreement.  For the avoidance of doubt, the term NWL Derivation does not include any derivative work acquired or prepared by or for NWL within the scope of the license grant in section 8.3.2 below and after termination of this Agreement.

(h)           The term “FAST Derivation” refers to any derivative work of a Deliverable that is provided by or made available to NWL by FAST.  FAST agrees to provide or make available to NWL derivative works of a Deliverable in accordance with the terms of Exhibit E attached hereto.

(i)           The term “Licensed Deliverables and Derivations” refers to the Deliverables, NWL Derivations, and FAST Derivations.

(j)           The term “NWL Scope of Use” refers to internal use by NWL.

8.2.
Retention of Rights in General Knowledge.  Each party will be free to use its general knowledge, skills and experience, and any ideas, concepts, know-how, and techniques that are acquired or used in connection with the Services.

8.3.	Rights In Deliverables. Unless clearly and expressly modified in the SOW, the parties have the respective ownership rights and licenses in the Deliverables:

8.3.1.
Ownership of Deliverables.  Subject to the license rights granted in this Section 8, the Licensed Deliverables and Derivations and all intellectual property rights in the Licensed Deliverables and Derivations shall be the sole and exclusive property of FAST or its 3rd-party vendors.   For the avoidance of doubt, this Section 8.3.1 does not convey or grant any rights to FAST or its 3rd-party vendors in (i) NWL Confidential Information or Confidential Information subject to a Non-Disclosure Agreement pursuant to Section 9 of this Agreement, or (ii) NWL Materials.

8.3.2.	NWL’s License In Deliverables.

8.3.2.1.
FAST agrees to grant and hereby grants to NWL a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license to the Licensed Deliverables and Derivations to use the Licensed Deliverables and Derivations within the NWL Scope of Use, said license grant including the rights to make, use, modify, copy, reproduce and make derivative works within the NWL Scope of Use.

8.3.2.2.
To the extent that any 3rd-party vendor of FAST owns or holds intellectual property rights in any part of the Licensed Deliverables and Derivations, the license grant in section 8.3.2.1 above includes all licenses and sublicenses under the intellectual property rights of the 3rd-party vendor of FAST required to effectuate the license grant in section 8.3.2.1, including but not limited to irrevocably licensing NWL to make, use, modify, copy, reproduce and make derivative works of the Licensed Deliverables and Derivations within the NWL Scope of Use.

8.3.2.3.
For the avoidance of doubt, and subject to the limitations in section 8.3.3 below, the license grant in sections 8.3.2.1 and 8.3.2.2 above authorizes NWL to maintain, extend, modify, or make derivative works of, and to use third-parties to maintain, extend, modify or make derivative works of, the Licensed Deliverables and Derivations within the NWL scope of use.

8.3.2.4.
For the avoidance of doubt, nothing in this Section 8.3.2 authorizes NWL to sell, resell, transfer or convey the Licensed Deliverables and Derivations, or any derivative works thereof and NWL agrees that it will not do so.

8.3.2.5.
FAST hereby grants to NWL the right to sublicense to third parties the right to use the Deliverables solely for the benefit of NWL and subject to the terms and conditions of this Agreement, including, without limitation, the obligation to enter into a non-disclosure agreement.

8.3.2.6.	FAST shall not claim a violation of its intellectual property rights because of NWL’s use of the Deliverables within the NWL Scope of Use.

8.3.3.
License Rights - Confidentiality of Deliverables.  Unless agreed otherwise in a SOW, NWL will maintain the Licensed Deliverables and Derivations in confidence pursuant to section 9.2 below and will disclose or reveal such Licensed Deliverables and Derivations to another person or entity only (i) pursuant to Section 8.3.4. below, or (ii) with the clear and express prior written consent of a duly authorized representative of FAST.  For the avoidance of doubt, nothing in this Section 8.3.3 prevents NWL from disclosing Licensed Deliverables and Derivations to any officer, employee, or agent of NWL, or to an Affiliate or Subsidiary of NWL pursuant to Section 8.4 below.

8.3.4.
Limitations On NWL’s Use of Third-Parties to Work On Deliverables.  Before disclosure of the Licensed Deliverables and Derivations to any third-party, NWL will require the third-party to execute a third-party non-disclosure agreement (“Third-Party NDA”) that is substantially the same as the terms of the Non-Disclosure Agreement attached hereto as Exhibit B.  For the 8x software framework, FASTwill require that a non-disclosure agreement is signed directly between the third party and FAST.  The Third-Party NDA will provide that NWL vendors are third party beneficiaries of such agreements with respect to enforcing the obligations of the third-party under such agreements through injunctive relief.  NWL agrees that FAST is a third-party beneficiary of any such Third-party NDA with respect to enforcing its rights through injunctive relief.  FAST shall bear its own costs, including attorneys’ fees, of enforcing its rights and obligations.

8.4.
Extension of License Rights to Subsidiaries and Affiliates.  The license rights granted under this section 8 shall extend to Subsidiaries and Affiliates, present and future, of the licensee who notify the licensor in writing that they accept the terms, including the obligations, of this Agreement respecting such license; provided that (i) if National Western is acquired, directly or indirectly, or merged into another entity, then the license rights granted under this Section shall not extend to any Subsidiaries and Affiliates that were not Subsidiaries and Affiliates prior to such acquisition or merger, and (ii) such Subsidiaries and Affiliates are  permitted by United States export law and to use such Deliverables and to be granted such license.  In the event that United States export laws do not allow such use and license, the parties shall work together, at National Western’s expense, to obtain any required permissions and licenses.

8.5.
FAST will disclose to NWL any FAST Derivation as reasonably requested by NWL, and NWL will disclose to FAST any NWL Derivation as reasonably requested by FAST.  The disclosures under this section 0 shall be maintained in confidence pursuant to section 9 below.

9.	CONFIDENTIAL INFORMATION.

9.1.
FAST agrees to execute as a Service Provider the Non-Disclosure Agreement (“Non-Disclosure Agreement”) attached hereto as Exhibit B, which is incorporated herein by this reference, and to comply with each term and condition thereof.  In lieu of the obligation in paragraph 3 of the Non-Disclosure Agreement that each employee and contractor of Service Provider agree to be bound by the terms of the Non-Disclosure Agreement, FAST will require each employee and independent contractor of FAST to agree in writing (with FAST) to non-disclosure provisions substantially equivalent to the non-disclosure provisions attached hereto as Exhibit C and prior to the disclosure of any Confidential Information.  Upon request, FAST will provide a copy of the Non-Disclosure Agreement or provisions executed by any Independent Contractor or employee of FAST.

9.2.	NWL agrees to hold FAST Confidential Information in confidence, as follows, except as expressly and specifically modified in a SOW:

9.2.1.
“FAST Confidential Information” shall mean Licensed Deliverables and Derivations. “FAST Confidential Information” shall not include information that NWL can demonstrate (i) is or became generally available to the public through no act or omission on the part of NWL or its representatives, (ii) is or became available to NWL on a non-confidential basis from a source other than FAST or its representatives, provided that such source is not bound by any contractual or other obligation of confidentiality with FAST, (iii) was within NWL’s possession prior to its being furnished, provided that the source of such information was not bound by any contractual or other obligation of confidentiality in respect thereof, or (iv)  was independently developed by NWL without reference to or use of the FAST Confidential Information.

9.2.2.
NWL agrees not to use the FAST Confidential Information for any purpose at any time, other than as permitted by the terms of this Agreement.  NWL shall hold in confidence and not disclose or reveal to any person or entity the FAST Confidential Information without the clear and express prior written consent of a duly authorized representative of FAST or as expressly authorized under this Agreement, including without limitation section 8.3.4 above.  NWL warrants and represents that it has reasonable security measures in place to protect the FAST Confidential Information from unauthorized access, use, and disclosure.  NWL shall protect the confidentiality of the FAST Confidential Information using at least such care as NWL uses to protect its own confidential and proprietary information, but in no event less care than a prudent business entity would employ under similar circumstances.

9.2.3.
NWL agrees that Licensed Deliverables and Derivations disclosed prior to the date of this Agreement shall be deemed FAST Confidential Information subject to this Agreement. NWL further agrees that its obligations with respect to the FAST Confidential Information shall survive the expiration and termination of this Agreement.  NWL shall promptly notify FAST, in writing, of any circumstances with which NWL has knowledge regarding any possible unauthorized use of, or access to, any FAST Confidential Information.

9.2.4.
In the event NWL, or any party to whom it discloses the FAST Confidential Information pursuant to this Agreement, receives a subpoena, discovery request, or other legal process purporting to require the disclosure of any of the FAST Confidential Information, NWL shall, unless expressly and specifically prohibited by court order, provide FAST with prompt written notice, so that FAST may seek a protective order or other appropriate remedy.  In the event such protective order or other remedy is not obtained, NWL shall furnish only that portion of the FAST Confidential Information which it is legally required to disclose, and NWL shall also exercise its reasonable best efforts at FAST’s expense to obtain reasonable assurance that confidential treatment will be accorded the FAST Confidential Information so disclosed.

9.2.5.
NWL acknowledges that the provisions set forth in this section 9.2 are necessary and reasonable to protect the FAST Confidential Information, and that the loss or disclosure of the FAST Confidential Information will cause FAST irreparable harm for which it will have no adequate remedy at law.  Therefore, in addition to any other rights and remedies that it may have, FAST shall be entitled to obtain, without posting any bond, injunctive and other equitable relief (including, without limitation, preliminary and temporary injunctive relief) to prevent a breach or continued breach of the obligations of NWL with respect to the FAST Confidential Information set forth in this section 9.2.

10.INDEMNITY.
10.1.
NWL agrees to defend, indemnify, and hold FAST, its directors, officers, partners, managers, members and employees harmless from and against all or any liabilities, judgments, penalties, damages, costs, and expenses (including reasonable attorney fees) arising from any third-party claim that:

(i)
any Materials provided by NWL to FAST infringe a third party’s patent, copyright or other intellectual right, proprietary right or contractual right, to the extent such third party claim arises out of or relates to use of the Materials by FAST in the performance of the Services or inclusion of the Materials in a Deliverable;

(ii)
NWL has made available to FAST any Materials in violation of any applicable United States export laws and regulations, provided that all such Materials are only used and accessed in the United States and by individuals and entities that are permitted by United States law to access such materials; or

(iii)
NWL has disclosed, used or accessed outside the United States (including but not limited to:  in India), or disclosed in the United States to any person or entity not permitted access under United States law, any Materials in violation of any applicable United States export laws and regulations.

Notwithstanding the foregoing, NWL has no indemnity obligation under this section 10.1 arising out of or relating to use or disclosure by FAST or its agents outside the United States (including but not limited to: in India), or disclosure by FAST or its agents in the United States to any person or entity not permitted access under United States law, of materials provided by NWL.

10.2.
FAST agrees to defend, indemnify, and hold NWL, its directors, officers, partners, managers, members and employees harmless from and against all or any liabilities, judgments, penalties, damages, costs, and expenses (including reasonable attorney fees) arising from any third party claim that:

(i)	arises out of or relates to a breach of any warranty or representation contained in Sections 7.4, 7.5, or 7.6 of this Agreement; or

(ii)
FAST has made available to NWL any Materials in violation of any applicable United States export laws and regulations, provided that all such Materials are only used and accessed in the United States and by individuals and entities that are permitted by United States law to access such materials; or

(iii)
FAST has disclosed, used or accessed outside the United States (including but not limited to:  in India), or disclosed in the United States to any person or entity not permitted access under United States law, any Materials in violation of any applicable United States export laws and regulations.

Notwithstanding the foregoing, FAST has no indemnity obligation under this section 10.2 arising out of or relating to use or disclosure by NWL or its agents outside the United States (including but not limited to: in India), or disclosure by NWL or its agents in the United States to any person or entity not permitted access under United States law, of materials provided by FAST.

10.3.	The obligation to indemnify pursuant to this Section 10 is subject to:

(i)
The indemnified party providing written notice of any such claim that is subject to this indemnification promptly upon such claim being made against it or its directors, officer, partners, managers, members and employees;

(iii)
The indemnifying party having full control over the defense and settlement of such claim, except that the indemnifying party shall not settle any such claim without the full release of all indemnified parties from all liabilities or the written consent of the indemnified party; and

(iii)	The indemnified party has the right to participate in the defense of any such claim with its own counsel at its own expense.

11.	LIABILITY.

11.1        In no event shall either party be liable for direct damages in an amount that exceeds one million dollars ($1,000,000.00).  The foregoing limitation in this Section 11.1 shall not apply to (i) a party’s indemnity obligations under section 10 of this Agreement, (ii) damages arising from any breach of the Non-Disclosure Agreement by FAST relating to Personal Data,  or (iii) a party’s willful or intentional misconduct

11.2        In no event shall either party be liable for any consequential, incidental, indirect, punitive or special damages (including , but not limited to business interruption, lost business, lost profits or lost savings) in connection with this Agreement, even if such party has been advised of the likelihood of such damages. The foregoing limitations in this Section 11.2 shall not apply to a party’s indemnity obligations under section 10 of this Agreement, any liability arising from a breach of the Non-Disclosure Agreement by FAST relating to Personal Data, or any liability arising from a party’s willful or intentional misconduct.

11.3        Each party has a duty to mitigate the damages and Losses that would otherwise be recoverable from the other party pursuant to this Agreement (including under any indemnity) by taking appropriate and commercially reasonable actions to reduce or limit the amount of such damages or amounts.

12.
TERM/TERMINATION. This Agreement shall commence as of the Effective Date and, unless terminated as provided herein, shall remain in full force and effect.  Either party may terminate this Agreement for convenience at any time upon thirty (30) days prior written notice to the other party, but such termination shall not affect any pending SOW, and this Agreement shall remain in effect with respect to each such pending SOW until such pending SOW is itself terminated or performance of that particular SOW is completed in accordance with its terms.  Any provision of this Agreement that expressly or by implication is intended to continue in force shall survive termination of this Agreement, including but not limited to Sections 7, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19 and 21.

13.	ESCALATION AND RESOLUTION OF DISPUTES. Unless otherwise stated in a SOW or this Agreement, the following provisions, shall govern escalation and resolution of any disputes between the parties:

13.1
The parties shall first attempt to resolve any disputes informally.  If the parties are unable to resolve the dispute informally, either party may invoke the dispute resolution process of this section 13 by providing written notice to the other party.  The written notice shall include a specific description of the dispute, the last proposed resolution and an explanation why the last proposed resolution is unsatisfactory.

13.2
Dispute Resolution – Phase 1.  Each party shall designate at least one person (a “Dispute Manager”) with the authority and responsibility to resolve disputes with the other party pursuant to the dispute resolution process of this section 13.  When notice of a dispute under this section 13 has been provided, the NWL Dispute Manager and the FAST Dispute Manager shall meet face-to-face and attempt to resolve the dispute.  The face-to-face meeting shall occur within five (5) business days of the date of delivery of the notice of dispute.  If the Dispute Managers are able to resolve the dispute within five (5) business days, they shall provide a written record of the resolution.

13.3
Dispute Resolution – Phase 2.  If the Dispute Managers are unable to resolve the dispute within such five (5) business day period, they shall provide a joint written statement of the problem (or if they cannot agree to a joint written statement, then individual statements) to the NWL Project Head and the FAST Project Head, within three (3) business days of such dispute not being resolved pursuant to Section 13.2. The FAST Project Head shall be Mike Roe; and the National Western Project Head shall be Michael P. Hydanus (or the Chief Administrative Officer) for NWL.  The joint written statement (or individual written statements) shall be prepared jointly or severally, as the case may be, by the Dispute Managers for NWL and FAST and shall describe the dispute and provide a brief explanation by each Dispute Manager why they were unable to resolve the dispute.   Within ten (10) business days after receipt of the joint written statement, the NWL Project Head and the FAST Project Head, shall meet face-to-face to attempt to resolve the dispute.  A written record shall be provided of any resolution of the dispute.

13.4
Dispute Resolution – Phase 3.   For any dispute that is not resolved in Phase 2 of the Dispute Resolution process of this section 13, either party can demand that the dispute be submitted to non-binding mediation in Austin, Texas by providing written notice of such demand to the other party within  five (5) business days after the face-to-face meeting of the Project Heads.  Neither party will initiate any lawsuit or other legal action relating to or arising out the dispute prior to six (6) business days following the face-to-face meeting between the Project Heads.

13.4.1
Optional Non-Binding Mediation.  If the monetary value of the dispute is less than $10,000, a party can decline to participate in non-binding mediation by providing prompt written notice to the other party.

13.4.2
Mandatory Non-Binding Mediation.  The parties agree to work expeditiously together to identify mutually-agreeable mediators and dates within the mediation period for the nonbinding mediation.  The mediation period shall be on or before thirty (30) days after the demand for mediation.     Provided that the other party has provided dates within the mediation period when it is available to participate in non-binding mediation, neither party will initiate any lawsuit or other legal action relating to or arising out the dispute until after the conclusion of the non-binding mediation.

14.
FORCE MAJEURE.   Neither party shall be liable for any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay is caused by any reason beyond its reasonable control, including but not limited to, elements of nature or acts of God, acts of war, terrorism, civil disorders, quarantines, disease, embargoes and other similar governmental action, (“Force Majeure Event”) provided that the party invoking this provision has exercised commercially reasonable efforts to avoid such failure or delay and takes commercially reasonable steps to mitigate such failure or delay. Any party so delayed in its performance will immediately notify the other and describe in detail the circumstances causing such delay and as soon as the cause of delay is removed, such party shall proceed diligently with its performance. The party whose performance is affected by a Force Majeure Event shall have the time for performance of the affected obligation hereunder extended by the time of the delay caused by the Force Majeure Event.  Notwithstanding the foregoing, a Force Majeure Event will not excuse FAST’s performance to the extent that compliance with disaster recovery or business continuity policies and procedures that are expressly specified in the SOW (if any) would have mitigated such failure or delay.  Neither party shall be excused from those obligations not directly affected by a Force Majeure Event.  Notwithstanding anything to the contrary in this Agreement, if the delay or interruption of performance resulting from a Force Majeure Event exceeds thirty (30) days, then the party receiving the delayed performance may terminate this Agreement upon notice to the other party.

15.
ASSIGNMENT.  This is a personal services agreement.  Except (i) in connection with a merger, acquisition or sale of substantially all of a parties’ assets, and (ii) for any transferable licenses or assignments described in section 8, neither party may assign or subcontract its rights or obligations under this Agreement or any portion of the Services without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

16.
ADVERTISING.  FAST may identify National Western as a client in its published customer list.  FAST will obtain National Western’s written permission before any other use of National Western’s name or use of National Western’s logo.

17.
NON-SOLICITATION.  Except as otherwise agreed by the parties in writing, during the term of this Agreement and for a period of one (1) year after termination of this Agreement, neither party will knowingly solicit, hire, or otherwise retain as an employee or independent contractor, directly or indirectly, any employee or independent contractor, present or former, of the other party.

18.
NEUTRAL CONSTRUCTION OF AMBIGUITIES.  The Parties agree that each provision of this Agreement has been negotiated at arms-length, that each party has had the opportunity to consult its own counsel regarding the Agreement, and that the contra proferentem principle of contract construction (“ambiguities are to be construed against the drafting party”) shall not apply to any ambiguities in this Agreement or any SOW under this Agreement.

19.
APPLICABLE LAW AND JURISDICTION.  This Agreement shall be governed, construed, and interpreted under the laws of the State of Texas without giving effect to its conflict of laws provisions.  The state and federal courts sitting in Travis County, Texas shall have exclusive jurisdiction over any disputes arising out of or relating to this Agreement.  Each party hereby irrevocably waives its right to a jury trial.

20.
MODIFICATIONS; ENTIRE AGREEMENT.   This Agreement and any exhibits or attachments attached hereto including, without limitation, any current and future Statements of Work, constitute the entire contract between the parties and supersede any and all other agreements or other terms and conditions purporting to govern the subject matter hereof.  No change, amendment, or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the duly authorized representatives of both parties.  This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same document.  “Duly authorized representatives” of National Western include  the persons identified in Exhibit D-1 hereto, which list can be modified the same as any other provision of this Agreement.  “Duly authorized representatives” of FAST include the persons identified in Exhibit D-2 hereto, which list can be modified the same as any other provision of this Agreement.

21.
NOTICES.  Any notices required by this Agreement shall be given in person by hand delivery, delivery by a nationally recognized overnight courier service or by certified mail postage pre-paid, return receipt requested, as to FAST, to the party receiving such communication at the address specified below, and as to National Western, to the applicable address and party set forth below, and in all cases shall be effective upon receipt or intentional rejection of receipt.  Either party may from time to time specify a different addressee or address upon giving written notice thereof to the other party.

In the case of National Western:
Chief Administrative Officer
with cc to the Sr. Vice President - Secretary
National Western Life Insurance Company
850 East Anderson Lane
Austin, TX 78752

In the case of FAST:
Flexible Architecture and Simplified Technology, Inc.,
Tom Famularo, Chief Executive Officer
110 Fieldcrest Avenue - 5th Floor
Edison, New Jersey 08837

22.
INSURANCE.FAST shall maintain at its sole cost for itself and its employees, all insurance coverages as required by federal or state law, including worker’s compensation insurance. FAST agrees to maintain during the term of this Agreement the following insurance, with National Western identified as an additional insured of the policy:

22.1.	General Liability Insurance in an amount of $2 million;

22.2.	Statutory employee’s liability insurance, sometimes known as, Workers’ Compensation insurance, shall be provided as required by applicable law or regulation;

22.3.	Errors and Omissions (Professional Liability) insurance in an amount of $3 million;

22.4.	Automobile liability coverage in an amount of $1 million.

23.
ENFORCEABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent deemed omitted, and all other remaining provisions of this Agreement shall remain in full force and effect.  Notwithstanding the foregoing, the parties shall renegotiate in good faith those invalid or unenforceable provisions to the extent possible so that they are valid and enforceable substitute provisions and reflect as closely as possible the intent of the original provisions of this Agreement.

24.
NO WAIVER.  The failure of either party to require or enforce the strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party against which it is sought to be enforced.

25.
NO THIRD PARTY BENEFICIARIES.Except as expressly stated otherwise in a SOW or in connection with Sections 8 and 9 of this Agreement, nothing in this Agreement will confer upon any person, other than the parties to this Agreement, any rights, remedies, obligations or liabilities whatsoever, and no third party shall  be deemed a third party beneficiary of this Agreement.

26.
COMPLIANCE WITH LAWS. National Western will retain responsibility for its compliance with all applicable federal, state and local laws and regulations relating to the operation of its business and to its use of the Services and the Deliverables.  FAST will be responsible for compliance with all laws applicable to the operation of its business and its own performance of the Services or preparation of the Deliverables. In no event will a party be required to monitor or advise the other party regarding such other party’s compliance with laws or regulations relating to the operation of its own business. Each party will comply with U.S. export control and sanctions laws with respect to the export or re-export of U.S.-origin goods, software and technical data, or the direct product thereof, and each party agrees to abide by all such regulations in respect of all information supplied by or on behalf of the other party. Prior to providing the other party with any goods, software or technical data subject to export controls, a party will provide written notice to the other party specifying the nature of the controls and any relevant export control classification numbers.

Agreed and Accepted by a duly authorized officer:

FAST:	National Western Life Insurance Company:

Signature: /S/ John S. Gorman	Signature: /S/ Michael P. Hydanus

Printed Name: John S. Gorman	Printed Name: Michael P. Hydanus

Title: VP and Chief Operating Officer	Title: SVP – CAO

Date: March 30, 2010	Date: March 30, 2010